Exhibit 99.1

Investor Contact:
Dominick Ragone
Chief Financial Officer
(646) 861-7500

For Release:  May 6, 2009

Icahn Enterprises L.P. Reports First Quarter Financial Results
Announces Quarterly Distribution and Earnings Call

New York, NY – Icahn Enterprises L.P. (NYSE: IEP) reported revenues of $1,766 million for the three months ended March 31, 2009, as compared to $1,130 million for the three months ended March 31, 2008.  Income from continuing operations was $127 million for the three months ended March 31, 2009, compared to a loss from continuing operations of $41 million for the comparable period of 2008.  There was no income from discontinued operations for the three months ended March 31, 2009, compared to $489 million for the comparable period of 2008, primarily as a result of our gain on the sale of our Nevada gaming segment.

Icahn Enterprises declared a quarterly distribution of $0.25 per unit on its depositary units, payable in the second quarter of 2009.  The distribution will be paid on June 3, 2009 to depositary unitholders of record at the close of business on May 22, 2009.

Conference Call Information

Icahn Enterprises L.P. will discuss its first quarter results on a conference call and Webcast on Thursday, May 7, 2009 at 10:00 a.m. EDT.  The Webcast can be viewed live on Icahn Enterprises L.P.’s website at www.icahnenterprises.com.  It will also be archived and made available at www.icahnenterprises.com under the Investor Relations section.  The toll-free dial-in number for the conference call in the United States is (800) 938-1410.  The international number is (702) 696-4768.  The access code for both is 97431974.

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Icahn Enterprises L.P. (NYSE: IEP), a master limited partnership, is a diversified holding company engaged in five primary business segments:  Investment Management, Automotive, Metals, Real Estate and Home Fashion.  For more information, please visit the company’s website at www.icahnenterprises.com.

Caution Concerning Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict.  Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises L.P. and its subsidiaries.  Among these risks and uncertainties are risks related to economic downturns, substantial competition and rising operating costs; risks related to our investment management activities, including the nature of the investments made by the private funds we manage, losses in the private funds and loss of key employees; risks related to our automotive activities, including exposure to adverse conditions in the automotive industry, and risks related to operations in foreign countries; risks related to our scrap metals activities, including potential environmental exposure; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies, and competition for residential and investment properties; risks related to our home fashion operations, including changes in the availability and price of raw materials, and changes in transportation costs and delivery times; and other risks and uncertainties detailed from time to time in our filings with the SEC.  We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

APPENDIX I

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
In millions except per unit data

	Three Months Ended
	March 31,
	2009	2008
	(Unaudited)

Revenues	$1,766	$1,130
Expenses	1,649	1,151
Income (loss) from continuing operations before income tax expense	117	(21)
Income tax benefit (expense)	10	(20)
Income (loss) from continuing operations	127	(41)

Income from discontinued operations	-	489

Net Income	127	448

Less: net (income) loss attributable to non controlling interests	(126)	5

Net income attributable to Icahn Enterprises	$1	$453

Net income (loss) attributable to Icahn Enterprises from:
Continuing operations	$1	$(36)
Discontinued operations	-	489

	$1	$453

Basic and diluted income (loss) per LP unit
Income (loss) from continuing operations	$0.01	$(0.26)
Income from discontinued operations	0.00	7.14
	$0.01	$6.88

Weighted average LP units outstanding	75	70

APPENDIX II

CONDENSED CONSOLIDATED BALANCE SHEETS

The following table presents Icahn Enterprises L.P.'s consolidated summary balance sheet data
(in millions)

	March 31,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Investment Management:
Cash and cash equivalents	$2	$5
Cash held at consolidated affiliated partnerships and restricted cash	2,815	3,862
Securities owned, at fair value	3,677	4,261
Other assets	234	236
	6,728	8,364
Automotive:
Cash and cash equivalents	664	888
Inventories, net	888	894
Property, plant and equipment, net	1,821	1,911
Goodwill and other assets	3,490	3,529
	6,863	7,222
Metals, Real Estate and Home Fashion:
Cash and cash equivalents	337	350
Other assets	1,375	1,426
	1,712	1,776
Holding Company:
Cash and cash equivalents	1,077	1,369
Other assets	58	84
	1,135	1,453

Total Assets	$16,438	$18,815

LIABILITIES AND EQUITY
Investment Management:
Accounts payable, accrued expenses and other liabilities	$950	$1,819
Securities sold, not yet purchased, at fair value	991	2,273
	1,941	4,092
Automotive:
Accounts payable, accrued expenses, and other liabilities	1,914	2,068
Debt	2,572	2,576
Postemployment benefit liability	1,285	1,302
	5,771	5,946
Metals, Real Estate and Home Fashion:
Accounts payable, accrued expenses, and other liabilities	139	156
Debt	125	126
	264	282
Holding Company:
Accounts payable, accrued expenses, and other liabilities	142	154
Debt	1,869	1,869
Preferred limited partner units	131	130
	2,142	2,153
Total Liabilities	10,118	12,473

Equity attributable to Icahn Enterprises	2,312	2,398
Equity attributable to non-controlling interests	4,008	3,944

Total Liabilities and Equity	$16,438	$18,815